John A. Hill The Putnam Funds
                                     Chairman of the Trustees
                                     One Post Office Square
                                     Boston, Massachusetts 02109

The Putnam Funds

There is still time to vote on the issues that affect your mutual fund!

Dear Shareholder:

In September, we mailed you a proxy statement requesting your vote on proposals that affect the management of your Putnam fund. Our records show that we have not yet received your completed ballot. We have included another copy of the proxy ballot and a postage-paid return envelope for your convenience. As you may know, action on your part saves the funds money.

Your vote is important to us. We appreciate the time and consideration I am sure you will give these important matters. If you have any questions about the proposals, please call 1-877-832-6360 or consult your financial advisor.

Sincerely,

/S/ John A. Hill

John A. Hill, Chairman

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